We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-60235 and 33-64583) of our report dated February 23, 1999 appearing on page F-2 of Intellicall Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998.




PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 25, 1999